Exhibit 99.1

CSC Board of Directors Appoints Mike Lawrie Chairman and Adds Two New Directors

Mukesh Aghi and Herman E. Bulls join the CSC Board;
Bruce Churchill named Lead Independent Director;
Chairman Rodney Chase and Director Erik Brynjolfsson retire

FALLS CHURCH, Va., Dec. 15, 2015--CSC (NYSE: CSC) today announced the appointment of Mike Lawrie, CSC president and CEO, as chairman of the company’s Board of Directors, along with the appointments of Dr. Mukesh Aghi and Herman E. Bulls as directors. Chairman Rodney F. Chase, who has served as a director since 2001, and Erik Brynjolfsson, who became a director of CSC in 2010, have retired from the company’s Board.

“For well more than a decade, Rodney Chase has served CSC with great commitment and distinction,” Lawrie said. “On behalf of our board, I want to thank both Rodney and Erik for their outstanding service to our company and shareholders. And I want to welcome Mukesh and Herman, both of whom bring proven leadership skills and extensive global business experience, to our board.”

Additional board actions included the appointment of Bruce Churchill in the role of Lead Independent Director, reflecting the company’s commitment to strong corporate governance. Churchill was also appointed Chairman of the Nominating and Corporate Governance Committee.

Additionally, Peter Rutland will serve on the Audit Committee. Aghi will serve on the Compensation Committee and on the Nominating and Corporate Governance Committee. Bulls will serve on the Nominating and Corporate Governance Committee.

Mukesh Aghi
Aghi is president of the U.S.-India Business Council and has more than 27 years of experience across diverse industries. He served as chairman and CEO of Steria India. He has also served as president of IBM India and worked with J.D. Edwards and Ariba, with postings in France, the United Kingdom, Japan, Singapore, India and the United States. Aghi has been associated with Universitas 21 Global, the world's largest consortium of research-led universities and a global leader in providing post-graduate online education.

Aghi holds an advanced Management Diploma from Harvard Business School, an MBA in International Marketing from Andrews University, Michigan, and a Ph.D. in International Relations from Claremont Graduate University in California. He earned a BA in Business Administration from the Middle East College, Beirut, Lebanon.

Herman E. Bulls
Bulls is vice chairman, Americas of JLL, an international financial and professional services firm that specializes in commercial real estate services and investment management.  He founded and led the firm’s Public Institutions specialty as chairman and CEO and currently serves as International Director of JLL Global Markets, focusing on client relationships and mergers and acquisitions. He also co-founded and served as president and CEO of Bulls Capital Partners, a commercial mortgage banking firm. Before joining JLL, Bulls completed nearly 12 years of active duty service with the United States Army and retired as a Colonel in the U.S. Army Reserves.

Bulls is a member of the Executive Leadership Council, an organization of senior African American business executives from Fortune 500 companies, and former chairman of the Executive Leadership Foundation. He is former vice chairman of the West Point Association of Graduates board of directors. He earned a BS degree in engineering from the U.S. Military Academy at West Point and a MBA degree in finance from Harvard Business School.

Bulls also serves on the boards of Tyco International and Comfort Systems, USA.

About CSC
CSC (NYSE: CSC) leads clients on their digital transformation journeys. The company provides innovative next-generation technology services and solutions that leverage deep industry expertise, global scale, technology independence and an extensive partner community. CSC serves leading commercial and international public sector organizations throughout the world. CSC is a Fortune 500 company and ranked among the best corporate citizens. For more information, visit us at www.csc.com.

Contacts
Rich Adamonis, Global Media Relations, CSC, 862.228.3481, radamonis@csc.com
Neil DeSilva, Investor Relations, 703.641.3000, neildesilva@csc.com